Exhibit 6.5

FIRST AMENDMENT TO SERVICES AGREEMENT

This First Amendment to Services Agreement (the “Agreement”), dated as of September __, 2021 but effective August 1st, 2021 (the “Effective Date”), is by and between Sugarfina, USA LLC. (“SGR”), a Delaware limited liability company with offices located at 1700 East Walnut Avenue, El Segundo, California 90245, on the one hand, and each of the following on the other hand (collectively, “JDG”): Loginam, LLC, d/b/a JD Group, a California limited liability company with offices located at 1586 Lancaster Point Way, San Diego, California 92154; Total Logistics S. de R.L. C.V., a Mexican company with offices located at Chilpancingo 91-4, CD Industrial Otay, Tijuana, Baja California, Mexico CP 22444; Logistica Integral de America, S. de R.L. C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217; Loginam, S. de R.L. de C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217; and Digixcan Paperless Solutions, S. de R.L. de C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217. In addition, with respect only to the guarantee referenced in 3.9 (Performance Guarantee) below, this Agreement is by and between SGR and each of the Guarantors set forth below. SGR and JDG are collectively referred to herein as the “Parties.” Capitalized terms used herein shall have the meaning assigned to them herein or in the Original Agreement, which is incorporated herein by reference.

WHEREAS, the Parties previously entered into that certain Services Agreement (the “Original Agreement”) and that certain Scope of Work (“Scope of Work”), each dated as of July 23, 2018, providing for JDG’s provision of services to SGR; and

WHEREAS, the Parties wish to amend and to extend the Original Agreement to provide as set forth herein.

NOW, THEREFORE, in light of the foregoing and in recognition and acknowledgement of consideration exchanged or to be exchanged between the Parties the sufficiency of which is hereby acknowledged, the Parties agree, represent, warrant, and covenant as follows:

1.                   Release of Guarantors. The Parties hereby agree to fully release each of the Guarantors as defined in the Original Agreement, including Mr. Jorge Diaz Sr., Jose Manuel Hernandez and Gustavo Venegas, and Agencial Aduanal Jorge Diaz, from any personal liability for their obligations under the Performance Guaranty as of the execution of this Agreement. The Parties nevertheless agree that the release of the Guarantors shall not exempt JDG from its Turnover Obligations or transition obligation in Section 3.6 of the Original Agreement.

2.                   Extension of Original Agreement. The Parties hereby agree to SGR’s exercise of its right to extend the Term for an additional twelve (12) months (the “Extension Period”). In accordance with the terms of the Original Agreement, upon the expiration of the Extension Period, the Term shall renew automatically and without further action by either Party for successive sixty (60) day periods unless either Party provides written notice to the other Party of its election not to renew at least thirty (30) days prior to such renewal period.

3.                   Pallet Positions and Related Charges. Notwithstanding anything in the Original Agreement to the contrary, JDG shall accommodate SGR’s pallet requirements on an as-needed basis, both in its temperature-controlled storage space and in its ambient storage space. SGR shall not be required to occupy or to pay for any minimum number of pallet positions during the Term of the Agreement. As of the date of this Agreement, the total pallet positions utilized by SGR on a daily basis shall be billed at a rate of $0.59 per pallet per day.

4.                   Retraction of Post-Trigger Costs. Notwithstanding the provisions of the Original Agreement to the contrary, SGR agrees that Post-Trigger Costs shall not take effect and that Pre-Trigger Costs shall remain in effect for the duration of the Term irrespective of the occurrence of any Reduction Trigger.

5.                   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement. The signature of any Party to any counterpart shall be deemed to be a signature to; any may be appended to, any other counterpart. Facsimile or PDF signatures shall be deemed as part of the original.

[Signatures on Next Page]

[Party Signature Page]

SUGARFINA, USA LLC.	LOGINAM, LLC

Signature:	/s/ Scott LaPorta	Signature:	/s/ Gustave Venegas

Name:	Scott LaPorta	Name:	Gustavo Venegas

Title:	CEO	Title:	Chairman of the Board of Directors

TOTAL LOGISTICS S. DE R.L. C.V.

Signature:	/s/ Gustave Venegas

Name:	Gustavo Venegas

Title:	Chairman of the Board of Directors

LOGISTICA INTEGRAL DE AMERICA, S. DE R.L. DE C.V.

Signature:	/s/ Juan Manuel Hernandez

Name:	Juan Manuel Hernandez

Title:	CEO

LOGINAM, S. DE R.L. DE C.V

Signature:	/s/ Juan Manuel Hernandez

Name:	Juan Manuel Hernandez

Title:	CEO

DIGIXCAN PAPERLESS SOLUTIONS, S. DE R.L. DE C.V.

Signature:	/s/ Juan Manuel Hernandez

Name:	Juan Manuel Hernandez

Title:	CEO

[Guarantor Signature Page]

JORGE DIAZ SR., an individual residing at 1710 Avenida del Mundo, #504, Coronado, CA 92118

Signature:	/s/ Jorge Diaz Sr.

GUSTAVO VENEGAS, an individual residing at 2289 Hilton Head Road, Chula Vista, CA 91915

Signature:	/s/ Gustave Venegas

JUAN MANUEL HERNANDEZ, an individual residing at 2882 Ranch Gate Road, Chula Vista, CA 91914

Signature:	/s/ Juan Manuel Hernandez

AGENCIA ADUANAL JORGE DIAZ, S.C.

Signature:	/s/ Jorge Diaz Sr.

Name:	Jorge Diaz Sr.

Title:	Member of the Board of Directors

BROKERAGE AND LOGISTICS SOLUTIONS INC.

Signature:	/s/ Jorge Diaz Sr.

Name:	Jorge Diaz Sr.

Title:	Member of the Board of Directors

JD GROUP US CUSTOMS BROKER

Signature:	/s/ Jorge Diaz Sr.

Name:	Jorge Diaz Sr.

Title:	Member of the Board of Directors